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                                                                    EXHIBIT 99.1

BROCADE COMMUNICATIONS SYSTEMS ADOPTS STOCKHOLDER RIGHTS PLAN

SAN JOSE, Calif. - February 8, 2001 - Brocade Communications
Systems, Inc. (Brocade(R)) (Nasdaq: BRCD), the world's leading provider of infrastructure for Storage Area Networks (SANs) announced today announced that its board of directors has adopted a Stockholder Rights Plan. Under the plan, Brocade will issue a dividend of one right for each share of Brocade common stock-par value of $0.001 per share-held by stockholders of record as of the close of business on February 19, 2002. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination, or similar transaction, involving Brocade. The plan was not adopted in response to any attempt to acquire the company, and Brocade is not currently aware of any such activities.

Each right will initially entitle stockholders to purchase a fractional share of Brocade preferred stock for $280. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights will become exercisable, other than the rights held by an unsolicited third party acquirer, for shares of the company having a value of twice the rights' then current exercise price. The rights expire in February 2012. Further details of the plan are outlined in a letter that will be mailed to stockholders of record as of the record date.

About Brocade Communications Systems, Inc.

Brocade (Nasdaq: BRCD) offers the industry's leading intelligent platform for networking storage. The world's leading systems, applications, and storage vendors have selected Brocade to provide a networking foundation for their SAN solutions. The Brocade SilkWorm(R) family of fabric switches and software is designed to optimize data availability and storage and server resources in the enterprise. Using Brocade solutions, companies can simplify the implementation of storage area networks, reduce the total cost of ownership of data storage environments, and improve network and application efficiency. For more information, visit the Brocade website at www.brocade.com or contact the company at info@brocade.com.

NOTE: Brocade, the B weave logo and SilkWorm are registered trademarks of Brocade Communications Systems, Inc. or its subsidiaries in the United States or in other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners. All products, plans, and dates are subject to change without notice.